EXHIBIT 99.4

EXPERIENCE ART AND DESIGN, INC. For Immediate Release
Company Contact: Gordon Root President 503-720-0914 Gordon@ExperienceAD.com

Experience Art and Design Announces Stock Purchase Agreement with CI Holdings, Inc.

WILSONVILLE, Oregon, May 8, 2013 - Experience Art and Design, Inc., a Nevada corporation f/k/a Clear System Recycling, Inc. (the “Company”) announces that on May 7, 2013 the Company entered into a Stock Purchase Agreement (“Purchase Agreement”) with CI Holdings, Inc., an Oregon corporation (“Seller”), whereby it purchased 100% of the equity capital of Chiurazzi Internazionale, S.r.l., an Italian corporation and a wholly-owned subsidiary of Seller (the “purchase transaction”).

In connection with the purchase transaction, the Company changed its name from Clear System Recycling, Inc. to Experience Art and Design, Inc. Prior to the purchase transaction, the Company’s common stock was quoted on the OTCQB under the symbol “CLSR.” Effective May 8, 2013, the Company’s common stock will be quoted on the OTCQB under the symbol “EXAD.”

The parties agreed to restructure the proposed merger transaction entered into on January 16, 2013 and announced on January 17, 2013.  As a result, concurrently with entering into the Purchase Agreement, the parties entered into a Termination Agreement of the previously announced Agreement and Plan of Merger.

Chiurazzi Internazionale, S.r.l., owns and operates the Chiurazzi Foundry based in Casoria, Italy, which houses the world renowned Chiurazzi Mould Collection. The collection, comprised of more than 1,650 artistic bronze sculpture moulds taken from original marble and bronze masterpieces which are housed in many of the most famous museums in the world, is, according to management, similar to a national archive for Italian sculpture and artifacts.

On May 7, 2013, upon closing of the Purchase Agreement, the Company issued 9,700,000 shares of restricted common stock of the Company to the Seller, and the Company acquired 100% of the issued shares of capital stock of Chiurazzi Internazionale, S.r.l. Additionally, the Company assumed payment of a Promissory Note owed by Seller with an outstanding principal amount of approximately $2,500,000, cancelled 23,000,000 restricted shares of Arthur John Carter pursuant to a redemption agreement and Mr. Carter executed an irrevocable proxy in favor of officers of the Company for his remaining 2,000,000 shares effective for a period ending on the first anniversary of the closing date. Following the closing of the purchase transaction, the Company has 23,450,000 shares of common stock.

In connection with the closing of the Purchase Agreement, Arthur John Carter resigned as a director, and the Board of Directors of the Company following closing consists of Michael Noonan, a current director of the Company, Gordon C. Root and Kenneth R. Kepp as designated by the Seller. Upon closing of the Purchase Agreement, Arthur John Carter and Michael Noonan resigned from all offices held with the Company. Gordon Root now serves as President and Kenneth Kepp serves as the Company’s Chief Financial Officer and Chief Operating Officer.

About Experience Art and Design, Inc.

Chiurazzi Internazionale S.r.l., which is now the operating subsidiary of Experience Art and Design, Inc., owns the Chiurazzi Foundry which obtained authorization from the Italian Ministry of Cultural Heritage and Activities in 1890 to enter the National Archeological Museum in Naples, Italy, and take moulds of the collection of art and artifacts excavated from the ruins of Pompeii and Herculaneum. The mould-making was then expanded to other museums in Italy including the Vatican, the Villa Borghese, the San Pietro in Vincoli, Rome and the Uffizi Gallery and Bargello Museum in Florence. This making of plaster moulds from the original marble and bronze masterpieces was then expanded to the foremost museums of the world that housed art originated in Italy including the Louvre, the Olympic, the Copenhagen, and the British museums. The mould-making was initiated in 1890 and continued through 1972, but the bulk of the moulds were taken from 1890-1939.

Artists represented in the collection include Michelangelo, Bernini, Giambologna, Cellini, Canova, Donatello, and others.  As proscribed by international art protocol, up to nine full-size castings can be made from a mould taken from the original which is considered a “posthumous first edition original”, many of which are valued in the millions of dollars per piece. In addition to the originals, there is an extensive collection of masterpiece reductions from the Chiurazzi School, which are cast in limited editions of 299.

Safe Harbor

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company’s expectations and projections. Risks and uncertainties include, but are not limited to, general industry conditions and competition; economic factors, such as interest rate and currency exchange rate fluctuations; and advances attained by competitors. In addition, there are risks and uncertainties related to the Company’s ability to successfully integrate the business of Chiurazzi Internazionale S.r.l. as well as the ability to ensure continued performance or market growth of Chiurazzi products. A further description of the transaction can be found in the Company’s periodic filings with the SEC which are available online at www.sec.gov. The Company does not undertake to update any forward-looking statements as a result of new information or future events or developments.